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                                                                    EXHIBIT 10.9


                             [DENDREON LETTERHEAD]

                               September 3, 1998

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
Mr. William W. Crouse                         Mr. Lowell Sears
Vice Chairman                                 Chairman and CEO
HealthCare Ventures LLC                       Sears Capital Management
44 Nassau Street                              70 Cheyanne Point
Princeton, NJ 08542-4511                      Portola Valley, CA  94028-7623
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     Re: Terms of Compensation for Henney and Urdal

Dear Bill and Lowell:

     Thanks for your August 4, 1998 memorandum advising of the compensation committee's decisions regarding the basic terms of compensation for me and for David Urdal.

     Now that these decisions have been made.  I will implement them as follows:

     Henney

     To serve as Chief Executive Officer and a Director and member of the Executive Committee of the Board of Directors.

     Base salary is $300,000.00 annually, effective May 1, 1998.

     As determined by the board of directors, target cash bonus of $100,000.00 by December 31, 1998.

     Presently granted options to purchase 40,000 shares of the Company's common stock at $1.00 per share, vesting monthly pro rata over four years, beginning May 1, 1998, options to be exercised within ten years of vesting.

     As determined by the board of directors, target bonus grant of options to purchase the number of shares of the Company's outstanding shares of common stock by December 31, 1998 at fair market value, as determined by the board of directors at the time of the grant, to vest at the time of the grant and to be exercised within ten years of vesting.

     Urdal

     To serve as Chief Scientific Officer and Chief Operating Officer, a Director and Vice Chairman of the Board of Directors and a member of the Executive Management Committee.

     Base salary is $240,000.00 annually, effective July 1, 1998.

     As determined by the board of directors, target cash bonus of $50,000.00 by December 31, 1998.

Presently granted options to purchase 15,000 shares of the Company's common stock at $1.00 per share, vesting monthly pro rata over four years, beginning July 1, 1998, options to be exercised within ten years of vesting.

     As determined by the board of directors, target bonus grant of options to purchase the number of shares of the Company's common stock equal to .3% of the Company's outstanding shares of common

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stock by December 31, 1998 at fair market value, as determined by the board of directors at the time of the grant, to vest at the time of the grant and to be exercised within ten years of vesting.

     I have from Lowell a sample form of executive officers' change of control severance plan which I am reviewing with the idea of proposing a change of control plan for the Company's executive officers. It also seems in order for the Company to have indemnity agreements with its executive officers, and I am considering proposing that as well.

     There is one provision from our earlier agreements that I believe it is important to retain. This regards the acceleration in vesting by two years of stock options if the appointments of Henney and/or Urdal are terminated for any reason other than cause. I hope you would have no objection to retaining this provision in our current understandings of employment.

     Should you have any questions regarding the foregoing, please let us know.

                                      Yours sincerely,

                                      /s/ Christopher S. Henney, Ph.D., D.Sc.

                                      Chief Executive Officer